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Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated September 29, 2009

GOLD

DGP DGZ DZZ

PowerShares DB **Gold Double Long** ETN **DGP**
PowerShares DB **Gold Short** ETN **DGZ**
PowerShares DB **Gold Double Short** ETN **DZZ**

The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP), PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares DB Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the "PowerShares DB Gold ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Gold™ (the "Index") which is designed to reflect the performance of certain gold futures contracts plus the returns from investing in 3 month United States Treasury bills.

Investors can buy and sell PowerShares DB Gold ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet | Prospectus

Financial Details

	DGP	DGZ	DZZ	-
Last Update	9/29/2009 3:59 PM EST	9/29/2009 3:58 PM EST	9/29/2009 3:58 PM EST	- -
Price	22.30	22.62	18.61	-
Indicative Intra-day Value	22.35	22.61	18.57	-
Last End of Day RP Value	22.3409	22.6134	18.575	-
Last Date for End of Day Value	9/28/2009	9/28/2009	9/28/2009	-

Index History[1] (Growth of $10,000 since May 31, 2006)

DGP (Index +2x Levered) $13,599.60
DGZ (Index -1x Levered) $7,638.00
DZZ (Index -2x Levered) $4,740.71
$20k
$18k
$16k
$14k
$12k
$10k
$8k
$6k
$4k
$2k
$0k
2006
2007
2008
2009

PowerShares DB Gold ETN & Index Data

Ticker Symbols

Gold Double Long	DGP
Gold Short	DGZ
Gold Double Short	DZZ

Intraday Indicative Value Symbols

Gold Double Long	DGPIV
Gold Short	DGZIV
Gold Double Short	DZZIV

CUSIP Symbols

Gold Double Long	25154H749
Gold Short	25154H731
Gold Double Short	25154H756

Details

ETN price at listing	$25.00
Inception date	2/27/08
Maturity date	2/15/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Index symbol	DGLDIX

Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to Gold

Benefits

- Leveraged and short notes
- Relatively low cost
- Intraday access

ETN Performance & Index History (%)[1]

As of 6/30/2009	**1 Year**	**3 Year**	**5 Year**	**10 Year**	**Inception**
ETN Performance					
Gold Double Long	-13.63	-	-	-	-18.25
Gold Short	-6.66	-	-	-	-1.19
Gold Double Short	-19.95	-	-	-	-9.06
Index History					
Deutsche Bank Liquid Commodity Index-Optimum Yield Gold™ **+2x Levered**	-13.63	16.68	-	-	-18.25
Deutsche Bank Liquid Commodity Index-Optimum Yield Gold™ **-1x Levered**	-6.66	-10.93	-	-	-1.19
Deutsche Bank Liquid Commodity Index-Optimum Yield Gold™ **-2x Levered**	-19.95	-25.82	-	-	-9.06
Comparative Indexes[2]					
S&P 500 Index	-26.21	-8.22	-	-	-22.26
Barclays Capital U.S. Aggregate Bond Index	6.05	6.43	-	-	3.96

Index Weights

As of 9/28/2009

Commodity	**Contract Expiry Date**	**Weight (%)**
Gold	4/28/2010	100.00

Source: DB, Bloomberg

[1]Index history is for illustrative purposes only and does not represent actual PowerShares DB Gold ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index - Optimum Yield Gold™ is May 24, 2006. Index history is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index — Optimum Yield Gold Excess Return™ (the "Gold Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Gold ETNs, less the investor fee. The Gold Index is intended to reflect changes in the market value of certain gold futures contracts and is comprised of a single unfunded gold futures contract. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS**. For current index and PowerShares DB Gold ETN performance, go to dbfunds.db.com/notes.

[2]The S&P 500® Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Bond Index™ is an unmanaged index considered

Listed
Transparent
Tax treatment(3)

representative of the U.S. investment-grade, fixed-rate bond market.
Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

An investment in the PowerShares DB Gold ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Gold ETNs are senior unsecured obligations of Deutsche Bank
AG, London Branch that are linked to the Index. The PowerShares DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB
Gold ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Gold ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Gold ETNs is zero, your investment will expire worthless.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Gold ETNs. Sales in the secondary market may result in losses. An investment in the PowerShares DB
Gold ETNs may not be suitable for all investors.

The PowerShares DB Gold ETNs are concentrated in gold. The market value of the
PowerShares DB Gold ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates and monetary and other governmental actions. The PowerShares DB Gold ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Gold Double Long ETN and PowerShares DB Gold Double Short
ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB Gold ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment.
Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Gold ETNs' investment objective, risks, charges and expenses carefully before investing.